NEWS RELEASE

November 2, 2000            Contact:   Scott R. Royster, Chief Financial Officer
FOR IMMEDIATE RELEASE                  (301) 429-2642
Washington, DC


     RADIO ONE, INC. REPORTS RECORD RESULTS FOR ITS THIRD QUARTER OF 2000


                     Same Station Net Revenue Increases 13%
                 Same Station Broadcast Cash Flow Increases 20%

            Company's Portfolio of Radio Stations Squarely on Track

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported record
--------------
results for the quarter ended September 30, 2000. Net broadcast revenue was $42.9 million, up 78% from the same period in 1999. Broadcast cash flow was $22.3 million, an increase of 86% from the same period in 1999 while the broadcast cash flow margin improved to 52% from 50%. After-tax cash flow increased 154% to $17.0 million or $0.20 cents per share, up from $6.7 million, or $0.12 cents per share last year. Pre-tax income increased 59% to $3.5 million from $2.2 million while the net loss was $4.0 million or $0.05 per share, down from net income of $1.9 million or $0.04 per share in the third quarter of 1999. The net loss for the quarter ended September 30, 2000 was the result of a $7.6 million tax provision for the quarter to adjust the effective tax rate as a result of the acquisition of 12 radio stations from Clear Channel Communications and AMFM.

On a same station basis the Company's net broadcast revenue increased 13% and broadcast cash flow increased 20% from last year while the broadcast cash flow margin improved to 53% from 50% in the previous year's third quarter. (Same station results are from only those stations owned and/or operated by the Company for the full one-year period in question.)

Alfred C. Liggins, III, the Company's CEO and President stated, "This quarter, possibly more than any other, made it very clear how strong Radio One is from an operational perspective. During the quarter, we completed the acquisition of 12 radio stations from Clear Channel Communications and AMFM, effectively doubling our cash flow, began the successful integration of those radio stations, posted tremendous, broad-based, ratings momentum in the most recent Arbitron survey and grew our same station revenue at industry-leading rates." Mr. Liggins continued, "Now that we own a national platform of Urban radio stations, we expect to leverage it in various ways which should enable us to continue to post industry-leading growth rates while further allowing us to develop and acquire compelling programming such as we have with the Steve Harvey Morning Show in Los Angeles and the Russ Parr and Tom Joyner Morning Shows in Washington, DC and other markets. There is renewed positive momentum in the radio industry and, most certainly, positive momentum within Radio One. In fact, our same station revenue pacings are currently above 10% for the fourth quarter. We are very excited for what the future holds."

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PAGE 2  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


Commenting further on the Company's performance, Scott R. Royster, Executive Vice President and Chief Financial Officer, stated "While revenue growth slowed in the quarter, as we had always expected it would, it actually turned out to be a very good quarter for us. We are pleased with the growth we experienced as well as the margin improvement in the period. Further, I am pleased with how smoothly we have transitioned into a much larger company. The efforts of all of our employees, with special recognition of the newest members of the Radio One family, cannot be overstated. As we continue to focus on enhancing the efficiency of our operations, I am optimistic that we will continue to find ways to enhance further shareholder value in the process."

RESULTS OF OPERATIONS
---------------------

        Comparison of periods ended September 30, 2000 to the periods ended September 30, 1999
   (all periods are unaudited - all numbers in 000s except per share data).


                                        Three months        Three months         Nine months         Nine months
                                           ended               ended               ended               ended
                                        September 30,       September 30,       September 30,       September 30,
                                            2000               1999                 2000                1999
                                        -------------       ------------        -------------       -------------
STATEMENT OF OPERATIONS DATA:
REVENUE:
 Broadcast revenue                            $48,914            $27,589             $111,269             $65,062
 Less: Agency commissions                       6,028              3,468               13,588               8,087
                                        -------------       ------------        -------------       -------------
 Net broadcast revenue                         42,886             24,121               97,681              56,975
                                        -------------       ------------        -------------       -------------

OPERATING EXPENSES:
 Programming and technical                      6,404              3,864               15,341               9,741
 Selling, G&A                                  14,167              8,264               33,958              21,470
 Corporate expenses                             1,825              1,148                4,225               3,076
 Stock-based compensation                           -                  -                    -                 225
 Depreciation & amortization                   17,726              4,734               30,397              12,209
                                        -------------       ------------        -------------       -------------
 Total operating expenses                      40,122             18,010               83,921              46,721
                                        -------------       ------------        -------------       -------------

 Operating income                               2,764              6,111               13,760              10,254

INTEREST EXPENSE                                8,970              3,990               16,217              11,479
OTHER INCOME,  net                              9,735                 58               19,442                 199
                                        -------------       ------------        -------------       -------------

 Income (loss) before
 provision for income taxes                     3,529              2,179               16,985              (1,026)

PROVISION FOR INCOME TAXES                      7,550                255               13,368                 731
                                        -------------       ------------        -------------       -------------
 Net income (loss)                            $(4,021)           $ 1,924             $  3,617             $(1,757)
                                        =============       ============        =============       =============

 Net income (loss) applicable
  to common stockholders                      $(8,219)           $ 1,924             $   (581)            $(3,233)
                                        =============       ============        =============       =============


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PAGE 3  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


                                        Three months        Three months         Nine months         Nine months
                                           ended               ended               ended               ended
                                        September 30,       September 30,       September 30,       September 30,
                                            2000               1999                 2000                1999
                                        -------------       ------------        -------------       -------------
BASIC PER SHARE DATA (e):
Net income (loss) per share
 applicable to common
 shareholders                                 $ (0.10)           $  0.04              $ (0.01)            $ (0.07)

After-tax cash flow per share                 $  0.20            $  0.12              $  0.44             $  0.24

DILUTED PER SHARE  DATA (f):
Net income (loss) per share                   $ (0.05)           $  0.04              $  0.04             $ (0.04)
Preferred dividends per share                 $  0.05            $     -              $  0.05             $  0.03
Net income (loss)  per share
 applicable to common
 shareholders                                 $ (0.10)           $  0.04              $ (0.01)            $ (0.07)

After-tax cash flow per share                 $  0.20            $  0.12              $  0.44             $  0.24

OTHER DATA:
Broadcast cash flow (a)                       $22,315            $11,993              $48,382             $25,764
Broadcast cash flow margin (a)                   52.0%              49.7%                49.5%               45.2%
EBITDA (b)                                    $20,490            $10,845              $44,157             $22,688
EBITDA margin (b)                                47.8%              45.0%                45.2%               39.8%
After-tax cash flow (c)                       $17,057            $ 6,713              $36,784             $10,452

SAME STATION RESULTS(d):
Net revenue                                   $27,170            $24,120               70,998              58,754
Broadcast cash flow                            14,376             11,993               36,391              26,522
Broadcast cash flow margin                       52.9%              49.7%                51.3%               45.1%

Weighted average shares
 outstanding - basic (e)                       85,494             54,309               83,862              43,641
Weighted average shares
 outstanding - diluted (f)                     85,684             54,585               84,061              43,641

Capital expenditures                          $   919            $   461              $ 2,316             $ 2,580

                                        September 30,       December 31,
                                            2000               1999
                                         (unaudited)         (audited)
                                        -------------       ------------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents                  $   35,151           $  6,221
Current assets                                 90,180            284,463
Total assets                                1,791,074            527,536
Senior debt                                   570,122                100
Subordinated debt                              84,285             82,526
Preferred stock                               310,000                  -
Total shareholders' equity                  1,074,200            420,256

  Net broadcast revenue increased to approximately $42.9 million for the quarter ended September 30, 2000 from approximately $24.1 million for the quarter ended September 30, 1999 or 78%. Net broadcast revenue increased to approximately $97.7 million for the nine months

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PAGE 4  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


ended September 30, 2000 from approximately $57.0 million for the nine months ended September 30, 1999 or 71%. This increase in net broadcast revenue was the result of continuing broadcast revenue growth in all of the Company's markets in which it has operated for at least one year as well as from revenue contributed from radio stations acquired within the last year.

     Operating expenses excluding depreciation, amortization and stock-based compensation increased to approximately $22.4 million for the quarter ended September 30, 2000 from approximately $13.3 million for the quarter ended September 30, 1999 or 68%. Operating expenses excluding depreciation, amortization and stock-based compensation increased to approximately $53.5 million for the nine months ended September 30, 2000 from approximately $34.3 million for the nine months ended September 30, 1999 or 56%. This increase in expenses was related to the Company's rapid expansion within all of the markets in which it operates including increased variable costs associated with increased revenue, as well as start-up and expansion expenses in its newer markets and higher costs associated with operating as a public company.

     Interest expense increased to approximately $9.0 million for the quarter ended September 30, 2000 from approximately $4.0 million for the quarter ended September 30, 1999 or 125%. Interest expense increased to approximately $16.2 million for the nine months ended September 30, 2000 from approximately $11.5 million for the nine months ended September 30, 1999 or 41%. This increase relates primarily to additional borrowings made in the third quarter of 2000 in conjunction with the acquisition of radio stations from Clear Channel Communications and AMFM.

     Other income (almost exclusively interest income) increased to approximately $9.7 million for the quarter ended September 30, 2000 from approximately $0.1 million for the quarter ended September 30, 1999 or 9,600%. Other income (almost exclusively interest income) increased to approximately $19.4 million for the nine months ended September 30, 2000 from approximately $0.2 million for the nine months ended September 30, 1999 or 9,600%. This increase was due to the Company's high cash and investment balances following its follow-on equity offerings in November 1999, March 2000 and July 2000 as well as cash generated from operations.

     Income before provision for income taxes increased to approximately $3.5 million for the quarter ended September 30, 2000 from approximately $2.2 million for the quarter ended September 30, 1999 or 59%. Income before provision for income taxes increased to approximately $17.0 million for the nine months ended September 30, 2000 from a loss of approximately $1.0 million for the nine months ended September 30, 1999. This increase was due to higher operating income enhanced by higher interest income, partially offset by higher interest expense in the quarter, as described above.


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PAGE 5  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


     Net loss was approximately $4.0 million for the quarter ended September 30, 2000 compared to net income of approximately $1.9 million for the quarter ended September 30, 1999. Net income increased to approximately $3.6 million for the nine months ended September 30, 2000 from a loss of approximately $1.8 million for the nine months ended September 30, 1999. This decrease in net income for the quarter was due to higher income before provision for income taxes more than offset by a higher income tax provision associated with the change in the estimated pre-tax income for the year as a result of the acquisition of 12 radio stations from Clear Channel Communications and AMFM. The increase in net income for the nine month period was due to higher income before provision for income taxes partially offset by an increased provision for income taxes.

     Broadcast cash flow increased to approximately $22.3 million for the quarter ended September 30, 2000 from approximately $12.0 million for the quarter ended September 30, 1999 or 86%. Broadcast cash flow increased to approximately $48.4 million for the nine months ended September 30, 2000 from approximately $25.8 million for the nine months ended September 30, 1999 or 88%. This increase was attributable to the increases in broadcast revenue partially offset by higher operating expenses as described above.

     Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding stock-based compensation expense, increased to approximately $20.5 million for the quarter ended September 30, 2000 from approximately $10.8 million for the quarter ended September 30, 1999 or 90%. Earnings before interest, taxes, depreciation, and amortization (EBITDA), and excluding stock-based compensation expense, increased to approximately $44.2 million for the nine months ended September 30, 2000 from approximately $22.7 million for the nine months ended September 30, 1999 or 95%. This increase was attributable to the increase in broadcast revenue and interest income partially offset by higher operating expenses and higher corporate expenses partially associated with the costs of operating as a public company.

Other Recent Events:

     On September 25, 2000 the Company completed the acquisition of KJOI-AM (formerly KLUV-AM) in the Dallas, Texas market, for approximately $16.0 million.

     On August 25, 2000 the Company completed the acquisition of 12 radio stations, located in seven markets, from Clear Channel Communications and AMFM, for approximately $1.3 billion.

     On August 7, 2000 the Company announced that it had entered into an agreement to acquire WPEK-FM in the Greenville, South Carolina market for approximately $7.5 million.

     On July 17, 2000 the Company completed a $750.0 million bank credit facility.

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PAGE 6  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


     On July 11, 2000 the Company completed a private placement of $310.0 million of convertible preferred securities.

     Radio One is the nation's largest radio broadcasting company primarily targeting African-American and Urban listeners. Pro forma for all announced acquisitions, the Company owns and/or operates 51 radio stations, 50 of which are located in 14 of the 20 and 18 of the 50 largest African-American markets in the United States.

     Radio One will be holding a conference call to discuss its results for the fiscal third quarter of 2000. This conference call is scheduled for Thursday, November 2, 2000 at 5:00pm Eastern Standard Time. Interested parties should call 612-288-0337 five minutes prior to the scheduled time of the call and ask for the "Radio One 2000 Third Quarter Results Teleconference". The conference call will be recorded and made available for replay from 8:30pm the day of the call until midnight the day following the call. Interested parties may listen to the recording by calling (800) 475-6701 and entering passcode 541866.



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PAGE 7  --  RADIO ONE, INC. REPORTS RECORD THIRD QUARTER RESULTS


Notes:
This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonality of the business, granting of rights to acquire certain portions of the acquired company's or radio station's operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a) "Broadcast cash flow" is defined as broadcast operating income plus corporate expenses (including stock-based compensation) and depreciation and amortization of both tangible and intangible assets.
(b) "EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and stock-based compensation.
(c) "After-tax cash flow" is defined as income before income taxes and extraordinary items plus depreciation, amortization and stock-based compensation, less the current income tax liability and preferred stock dividends.
(d) Same station results include results only for those stations owned and/or operated by the Company for the full one-year period in question. For 1999, same station results include results of an affiliate of the Company's, Radio One of Atlanta, which was operated by the Company from its inception and acquired by the Company on March 30, 1999.
(e) As of September 30, 2000 the Company had 85,494,000 shares of Common Stock outstanding on a weighted average basis for the quarter.
(f) As of September 30, 2000 the Company had 85,684,000 shares of Common Stock outstanding on a weighted average basis for the quarter, diluted for outstanding stock options. However, the per share amounts are the same as those based on basic shares outstanding because of the anti-dilutive effect of these options shares, other than for after-tax cash flow. After-tax cash flow per share data was calculated using the basic and diluted weighted average shares outstanding, however, the per share amounts were the same because of the relatively minor differences between the two weighted average share amounts.

The Company has presented broadcast cash flow, operating cash flow and after-tax cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow, operating cash flow and after-tax cash flow do not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, are not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.